Exhibit 99.3

UNAUDITED

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to our historical audited and unaudited consolidated financial statements. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated statements of operations give pro forma effect to the consummation of the Transactions as if they had occurred on July 1, 2012 for the results of operations for the fiscal year ended June 30, 2013 and for the nine months ended March 31, 2014, and the unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the consummation of the Transactions as if they had occurred on March 31, 2014.

The unaudited pro forma condensed consolidated financial statements give effect to the Transactions and represent certain financial information of Mid-Holdings after the Merger. As a result, the unaudited pro forma condensed consolidated financial statements presented below are of Sterling Mid-Holdings Limited. Furthermore, the accompanying pro forma condensed consolidated financial statements have been prepared assuming a reporting currency of US Dollars.

The unaudited pro forma adjustments are preliminary and based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date and should be read in conjunction with other information about the Transactions and our consolidated financial statements and related notes. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

While the accompanying pro forma condensed financial statements give effect to the Transactions, they do not reflect the impact of planned cost savings that may result from the termination of the Company’s registration and reporting obligations under the Exchange Act following the consummation of the Merger. An affiliate of Lone Star entered into an Asset Advisory Agreement whereby the Lone Star affiliate will provide certain asset managerial services to the Company. The accompanying pro forma condensed consolidated financial statements do not include any recognition of the Asset Advisory Agreement. Furthermore, the accompanying pro forma financial statements do not reflect the effects of the Post-Closing Internal Reorganization. The accompanying pro forma condensed consolidated financial statements do not give pro forma effect to the acquisitions of certain stores completed by the Company during the fiscal year ended June 30, 2013 and the nine month period ended March 31, 2014 discussed in note 3 to our unaudited interim consolidated financial statements. The pro forma financial statements assume the payment of fees equal to $10 million in connection with the termination of warrant transactions entered into between DFC and Barclays Capital Inc. and Deutsche Bank Securities Inc., and that the existing currency hedges and the existing gold hedges remain in effect.

The Merger will be accounted for using acquisition accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates, available information and certain assumptions. The actual adjustments to our consolidated financial statements upon the closing of the Merger will depend on a number of factors, including additional information available and our net assets on the closing date of the Merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this offering memorandum, we have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we will acquire and liabilities we will assume and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in note (A) to the unaudited pro forma condensed consolidated balance sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable intangible assets that will exist as of the closing date of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets.

STERLING MID-HOLDINGS LIMITED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2014

	DFC Global Corp Historical	Pro Forma Acquisition	A	Pro Forma Sterling Mid-Holdings Limited
Assets
Cash and cash equivalents	$236.9	$(66.7)	B	$170.2
Consumer loans, net	174.8	—	C	174.8
Pawn loans, net	153.4	—	C	153.4
Loans in default, net	25.5	—	C	25.5
Other receivables	35.4			35.4
Prepaid expenses and other current assets	52.5			52.5

Total current assets	678.5	(66.7)		611.8
Property and equipment, net	127.6	—	C	127.6
Goodwill and other intangibles	766.6	(766.6)	D	917.6
		112.4	D
		805.2	D
Debt issuance costs, net	15.3	(15.3)	E	30.8
		30.8	E
Other	23.6	9.6	F	33.2

Total Assets	$1,611.6	$109.4		$1,721.0

Liabilities and Stockholders’ Equity
Accounts payable	$39.4	$—		$39.4
Accrued expenses and other liabilities	101.1	(1.9)	G	74.9
		(24.3)	G
Income taxes payable	24.7			24.7
Debt due within one year	92.7	(83.8)	H	8.9

Total current liabilities	257.9	(110.0)		147.9
Fair value of derivatives	12.5			12.5
Long-term deferred tax liability	47.0	(32.0)	I	15.0
Long-term debt	951.7	(940.7)	H	776.0
		765.0	H
Other non-current liabilities	30.7	(3.6)	G	19.6
		(7.5)	G
Stockholders’ Equity
Common stock	—			—
Additional paid in capital	433.4	(433.4)	J	750.0
		750.0	J
Accumulated (deficit) earnings	(159.0)	159.0	J	—
Accumulated other comprehensive income	37.4	(37.4)	J	—

	311.8	438.2		750.0

Total Liabilities and Stockholders’ Equity	$1,611.6	$109.4		$1,721.0

STERLING MID-HOLDINGS LIMITED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2013

	DFC Global Corp Historical	Pro Forma Adjustments		Pro Forma Sterling Mid-Holdings Limited
Revenues:
Fees from consumer lending	$728.3	$—		$728.3
Check cashing	128.0			128.0
Pawn service fees and sales	81.9			81.9
Gold sales	63.3			63.3
Other	120.8			120.8

Total revenues	1,122.3	—		1,122.3
Operating expenses:
Salaries and benefits	238.6			238.6
Provision for loan losses	181.1			181.1
Occupancy	68.9	2.4	K	71.3
Advertising	62.9			62.9
Purchased gold costs	51.2			51.2
Depreciation	26.4			26.4
Other	159.2			159.2

Total operating expenses	788.3	2.4		790.7

Operating margin	334.0	(2.4)		331.6
Corporate and other expenses:
Corporate expenses	109.4			109.4
Other depreciation and amortization	24.7	(16.6)	L	20.0
		11.9	L
Interest expense, net	119.9	(104.3)	M	90.4
		74.8	M
Goodwill and other intangible impairment charge	36.4			36.4
Unrealized foreign exchange loss/(gain)	(1.2)	(19.2)	N	(12.7)
		7.7	N
Other expense	16.6			16.6

Income before income taxes	28.2	43.3		71.5
Income tax provision	29.1	8.9	O	38.0

Net (loss) income	$(0.9)	$34.4		$33.5
Less: Net loss attributable to non-controlling interests	(0.2)			(0.2)

Net income attributable to parent companies	$(0.7)	$34.4		$33.7

STERLING MID-HOLDINGS LIMITED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended March 31, 2014

	DFC Global Corp Historical	Pro Forma Adjustments		Pro Forma Sterling Mid-Holdings Limited
Revenues:
Fees from consumer lending	$498.8	$—		$498.8
Check cashing	89.6			89.6
Pawn service fees and sales	70.8			70.8
Gold sales	31.3			31.3
Other	81.7			81.7

Total revenues	772.2	—		772.2
Operating expenses:
Salaries and benefits	187.4			187.4
Provision for loan losses	148.4			148.4
Occupancy	55.8	1.5	P	57.3
Advertising	45.3			45.3
Purchased gold costs	28.3			28.3
Depreciation	19.6			19.6
Other	112.1			112.1

Total operating expenses	596.9	1.5		598.4

Operating margin	175.3	(1.5)		173.8
Corporate and other expenses:
Corporate expenses	77.1			77.1
Other depreciation and amortization	12.7	(6.8)	Q	14.9
		9.0	Q
Interest expense, net	85.0	(78.1)	R	63.1
		56.2	R
Goodwill and other intangible impairment charge	127.3			127.3
Unrealized foreign exchange loss/(gain)	8.3	(8.7)	S	(23.6)
		(23.2)	S
Other expense	3.1			3.1

Income before income taxes	(138.2)	50.1		(88.1)
Income tax provision	19.3	5.2	O	24.5

Net income	$(157.5)	$44.9		$(112.6)

Pro Forma Merger Adjustments

A	Reflects the estimated allocation of the purchase price paid to DFC Global Corp’s assets and liabilities. Under the purchase method of accounting, the total consideration paid is allocated to our tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Merger. The purchase price has been allocated based on preliminary estimates of fair values of the acquired assets and assumed liabilities by independent third parties, as well as our experience with acquired businesses and their related valuations and purchase price allocations. The allocation is subject to revisions as additional information becomes available and such revisions could be material.

Total consideration paid			$378.5
Net assets acquired at historical cost	311.8
Less: cash payments due in connection with Transactions	(116.1	) (1)

Adjusted net assets acquired	195.7
Adjustments to state acquired assets at fair value:
Record intangible assets acquired	110.2
Increase carrying value of joint venture	9.6
Recognize the favorable fair value of lease commitments	2.2
Write off deferred lease liabilities	5.5
Write off other assets, primarily deferred debt costs	(15.3)
Write off pre-existing goodwill	(672.8)
Write off pre-existing intangibles	(93.8)
Tax impacts of purchase accounting adjustments	32.0
Net assets (liabilities) acquired at fair value			(426.7)

Excess purchase price recorded as goodwill			$805.2

(1)	As a direct result of the change in control in connection with the Transactions, we will incur the following liabilities which will be charged to earnings immediately prior to the Merger:

Cash payments related to various debt discounts on existing debt instruments	$43.8
Tender premiums on existing Senior Notes and Convertible Debt	33.1
Bridge loan commitment fee	11.2
Settlement of common stock warrants	10.0
Associated professional fees and other	18.0

$116.1

B	Cash. Reflects the estimated use of existing cash to complete the Transactions and related costs.

C	Consumer Loans and Property and Equipment. Consumer loans are carried on the consolidated balance sheet net of the allowance for estimated loan losses, which is calculated by applying historical loss rates combined with current collection patterns and current economic trends to the gross consumer loan balance and generally have terms ranging from 1 to 45 days. As a result of the short-term nature of our consumer loans, the carrying value of consumers loans approximates the fair value. Further, management estimates that the carrying value of property and equipment (which consists principally of leasehold improvements and information technology equipment), net approximates fair value and accordingly, no pro forma adjustment has been made.

D

Intangible Assets. Gives effect to the elimination of existing goodwill and other intangible assets of $672.8 million and $93.8 million, respectively and the recognition of new goodwill and other intangible assets at their fair values of $805.2 million and $112.4 million, respectively. Other intangible assets consist primarily of trade names and technology. The trade names, technology and other intangible assets are amortized on a straight-line basis over their estimated useful lives. In connection with purchase accounting, we will evaluate our lease obligations related to our retail locations and other leased assets to determine whether our contractual obligations are above or below prevailing market values as of the date of the Merger. We will record intangible assets (or liabilities) for those leases for which the contractual commitments are below market rates (and liabilities for such amounts above market rates) and will amortize such amounts over the respective lease terms. The amounts recognized in the accompanying unaudited condensed pro forma financial statements are initial estimates based on the preliminary estimates of our North American lease commitments. While the amounts reflected in the accompanying unaudited condensed pro forma financial statements are estimates, the final amounts may be materially different than the estimated amounts reflected herein. If the lease intangible asset were to increase by $2 million, the estimated annual amortization expense would increase by approximately $1 million.

The components of the estimated fair value of the acquired identifiable intangible assets are as follows:

	Estimated Fair Value	Estimated Useful Lives (Years)
Tradenames	$53.6	10-20
Technology	50.9	5-7
Other contractual relationships	5.7	5-10
Favorable lease commitments	2.2	2

	$112.4

E	Deferred Financing Fees. Gives effect to: (i) the elimination of deferred financing fees of $15.3 million related to our existing credit facilities, to the extent repaid; and (ii) the recognition of deferred financing fees related to our New ABL Credit Facility and the notes offered hereby of $30.8 million.

F	Other Assets. Gives effect to the adjustment to increase the fair value of the Company’s equity method investment.

G	Other Liabilities. Gives effect to: (i) the elimination of accrued interest of $24.3 million on our existing credit facilities that are being repaid in connection with the Transactions; (ii) the elimination of deferred rent liability balances of $5.5 million of which $1.9 million was classified as current and $3.6 million was classified as long-term as of March 31, 2014; and (iii) the settlement of $7.5 million in post-retirement liabilities as a result of the Merger, all of which is long-term. The deferred rent liability balances were recognized as a reduction to rent expense on a straight-line basis over the applicable lease term. In connection with the purchase accounting the historical deferred rent balances are eliminated.

H	Current and Long-Term Debt. Gives effect to: (i) the repayment of $1,024.5 million of loans outstanding under our existing credit facilities of which $83.8 million was classified as current and $940.7 million was classified as long-term as of March 31, 2014; (ii) borrowings under our New ABL Credit Facility of $15.0 million; and (iii) the issuance of an aggregate principal amount of $750.0 million of notes offered hereby. The details of the debt being repaid is as follows:

2016 notes, net of discount	$598.3
Convertible Notes, net of discounts	344.1
Existing ABL Credit Facility	46.0
Scandinavian Credit Facilities	36.1

$1,024.5

I	Deferred Income Taxes. Gives effect to the estimated impact on deferred income taxes on the related purchase accounting adjustments.

J	Shareholders’ Equity. Reflects the elimination of historical stockholders’ equity and the anticipated investment by Lone Star of $750.0 million.

K	Occupancy Costs. Gives effect to the elimination of the impact of deferred rent expense of $1.3 million and the amortization of the lease intangible for our retail store operating leases of $1.1 million.

L	Amortization Expense. Gives effect to the elimination of $16.6 million of amortization expense on existing intangible assets and the addition of amortization expense of $11.9 million based on the estimated fair market value of definite-lived intangible assets, which will be amortized on a straight-line basis over their estimated useful lives.

M	Interest Expense. Gives effect to the following adjustments assuming the Merger had occurred on July 1, 2012 (dollars in millions):

Eliminate interest expense for existing 2016 notes	$(62.7)
Eliminate interest expense for existing Convertible Notes	(29.7)
Eliminate interest expense for other existing credit facilities, to the extent repaid	(5.7)
Eliminate amortization of deferred financing fees for the 2016 notes, Convertible Notes and existing credit facilities, to the extent repaid	(6.2)
Record estimated interest expense for notes offered hereby and for New ABL Credit Facility	69.4
Estimated amortization of new deferred financing fees	5.4

Total adjustment to interest expense	$(29.5)

Borrowings under our existing credit facilities are expected to be repaid concurrently with the closing of the Merger with the exception of $8.9 million of debt classified as current and $11.0 million classified as long-term as of March 31, 2014, which is not required to be repaid upon consummation of the Merger. These debt instruments are related to our Sutton & Robertsons credit facilities (the “S&R credit facilities”) and our Finnish term loan facility (the “Finnish term loan”). Deferred financing fees are expected to be amortized over the respective terms of the New ABL Credit Facility and the notes offered hereby. A 0.125 percentage point change in the assumed interest rates on the notes offered hereby and the New ABL Credit Facility would change, on a pre-tax basis, our pro forma interest expense by $956,250 for the year ended June 30, 2013.

N	Unrealized Foreign Exchange Loss/(Gain). Gives effect to: (i) the impact of removing the 2016 notes while retaining the impacts of the previously terminated USD-CAD cross currency interest rate swaps, which created an unrealized gain of $19.2 million; and (ii) the assumed impact of issuing the USD equivalent of $250 million of the notes offered hereby in GBP from a company that has the USD as its functional currency, which would create an unrealized loss of $7.7 million.

O	Income Tax Provision. To reflect the tax effect of the above adjustments.

P	Occupancy Costs. Gives effect to the elimination of deferred rent expense of $0.7 million and the amortization of the lease intangible for our retail store operating leases of $0.8 million.

Q	Amortization Expense. Gives effect to the elimination of $6.8 million of amortization expense on existing intangible assets and the addition of amortization expense of $9.0 million based on the estimated fair market value of definite-lived intangible assets, which will be amortized on a straight-line basis over their estimated useful lives.

R	Interest Expense. Gives effect to the following adjustments assuming the Merger had occurred on July 1, 2012 (dollars in millions):

Eliminate interest expense for existing 2016 notes	$(47.8)
Eliminate interest expense for existing Convertible Notes	(22.1)
Eliminate interest expense for other existing credit facilities, to the extent repaid	(4.0)
Eliminate amortization of deferred financing fees for the 2016 notes, Convertible Notes and existing credit facilities, to the extent repaid	(4.2)
Record estimated interest expense for notes offered hereby and for New ABL Credit Facility	52.1
Estimated amortization of new deferred financing fees	4.1

Total adjustment to interest expense	$(21.9)

Borrowings under our existing credit facilities are expected to be repaid concurrently with the closing of the Merger with the exception of $8.9 million of debt classified as current and $11.0 million classified as long-term as of March 31, 2014, which is not required to be repaid upon consummation of the Merger. These debt instruments are related to our S&R credit facilities and our Finnish term loan. Deferred financing fees are expected to be amortized over the respective terms of the New ABL Credit Facility and the notes offered hereby. A 0.125 percentage point change in the assumed interest rates on the notes offered hereby and the New ABL Credit Facility would change, on a pre-tax basis, our pro forma interest expense by $717,188 for the nine months ended March 31, 2014.

S	Unrealized Foreign Exchange Loss/(Gain). Gives effect to: (i) the impact of removing the 2016 notes while retaining the impacts of the previously terminated USD-CAD cross currency interest rate swaps, which created an unrealized gain of $8.7 million; and (ii) the assumed impact of issuing the USD equivalent of $250 million of the notes offered hereby in GBP from a company that has the USD as its functional currency, which would create an unrealized gain of $23.2 million.